Exhibit 99.1


[First Federal Bancshares of Arkansas, Inc. Logo]
                                                                           FOR
                                                                     IMMEDIATE
                                                                       RELEASE


1401 Highway 62-65 North                      FOR FURTHER INFORMATION CONTACT:
P. O. Box 550                                    Larry J. Brandt/President-CEO
Harrison, AR  72601                                   Tommy Richardson/EVP-COO
                                                       Sherri Billings/EVP-CFO
                                                                  870-741-7641



              FIRST FEDERAL BANCSHARES OF ARKANSAS, INC.
                 ANNOUNCES A QUARTERLY CASH DIVIDEND

Harrison, Arkansas - December 1, 2004 - (NASDAQ NMS:FFBH) First Federal Bancshares of Arkansas, Inc. (the "Corporation"), a unitary savings and loan holding company for First Federal Bank of Arkansas, FA (the "Bank") announced today that its Board of Directors, declared an $.11 (eleven cents) per share cash dividend on the common stock of the Corporation payable on December 24, 2004 to the stockholders of record at the close of business on December 10, 2004.

Larry J. Brandt, President/CEO of the Corporation, stated, "This will be our 32nd consecutive cash dividend. Our strong capital base and continued profitability afford us the opportunity to pay another consecutive quarterly cash dividend. Such action demonstrates our commitment to and confidence in our future prospects."

The Bank, in its 70th year, conducts business from 15 full-service branch locations and 24 ATMS located in Northcentral and Northwest Arkansas. At September 30, 2004, the Corporation had total assets of $726.3 million, total liabilities of $651.5 million and stockholders' equity of $74.8 million.

















                                    1